CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A of Fidelity Advisor Series VII:
Fidelity Advisor Overseas Fund of our report dated December 13, 1995 on the financial statements and financial highlights included in the October 31, 1995 Annual Report to Shareholders of Fidelity Advisor Overseas Fund.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information.
/s/PRICE WATERHOUSE LLP
Boston, Massachusetts
February 19, 1996